Exhibit 4.22

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AVENANT AU CONTRAT DE TRAVAIL A DURÉE INDÉTERMINÉE ENTRÉ EN VIGUEUR LE 1er MAI 2004	AMENDMENT TO THE INDEFINITE TERM EMPLOYMENT CONTRACT ENTERED INTO EFFECT ON MAY 1st 2004
ENTRE :	BETWEEN :

La société IMMUTEP, société anonyme au capital de 128.330 euros, immatriculée au RCS de Evry sous le numéro 439 518 663, située Parc Club Orsay, 2 rue Jean Rostand, 91893 Orsay cedex, représentée par Monsieur John B. Hawken, agissant en sa qualité de Président Directeur Général,

The company IMMUTEP, registered with the RCS of Evry under number 439 518 663, whose headquarter situated Club Orsay Park, 2 rue Jean Rostand, 91893 Orsay cedex, represented by Mr John B. Hawken, acting in his capacity as Chairman and CEO,

(ci-après «la Société»)	(hereinafter “the Company”)
D’UNE PART, ET	OF THE FIRST PART AND
Monsieur Frédéric TRIEBEL, né le 20 novembre 1954, à Douala (Cameroun), demeurant 10 rue Saint Louis, 78000 Versailles - France, de nationalité Française, (ci-après «le Salarié»)	Mr. Frédéric TRIEBEL, born on November 20, 1954, born in Douala (Cameroun) residing 10 rue Saint Louis, 78000 Versailles - France, of French nationality, (hereinafter “the Employee”),
D’AUTRE PART PRÉAMBULE	OF THE SECOND PART PREAMBLE
Le Salarié a été embauché par la Société par Contrat à Durée Indéterminée entré en vigueur le 1er mai 2004 en qualité de Directeur Scientifique et Médical (ci-après le «Contrat de Travail»).	The Employee has been hired by the Company with an indefinite period contract entered into on 1st May 2004 as Chief Scientific and Medical Officer (hereinafter “The Employment Contract”).

La Société a proposé au Salarié une évolution de son poste en lien avec son entrée au sein de groupe Prima et le Salarié a accepté de modifier son Contrat de travail selon les modalités visées ci-après dans le cadre du présent Avenant à son Contrat de travail (ci-après l’«Avenant»).

The Company has proposed to the Employee an evolution of his position linked to its entry within Prima Group and the Employee has accepted to modify his employment contract as per the terms and conditions stated hereafter in the present Amendment (hereafter the “Amendment”).

En outre, le Salarié confirme à la Société, par la signature du présent Avenant, son intention de participer à l’intégration de la Société au sein du groupe Prima Group et ainsi de rester en poste au moins 2 ans à compter de la signature du présent Avenant.

Moreover, the Employee hereby confirms to the Company his intention to participate in the integration of the Company within Prisma Group and thus his intention to commit as an Employee for a minimum of 2 years as from the signature of the present Amendment;

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Il est entendu entre les parties que le présent Avenant annule et remplace toutes les stipulations contractuelles entre les parties et constitue dans l’intégralité de l’accord entre la Société et le Salarié.

		It is agreed between the parties that the present Amendment shall supersede all the contractual provisions between the parties and shall thus constitute the entire agreement between the Company and the Employee.
IL A ÉTÉ CONVENU ET ARRÊTÉ CE QUI SUIT :		IT IS HEREBY AGREED AS FOLLOWS:
1.	Engagement	1.	Employment

1.1	Le Salarié continuera à travailler en qualité de Directeur Scientifique du groupe Prima Group pour une durée indéterminée, à compter de la Date d’Effet.	1.1	The Employee will continue to work as Chief Scientific Officer of Prima Group, for an indefinite period of time, as of the Date of Effect.

	Il est entendu entre les Parties que le présent Avenant est conclu sous la condition suspensive que la Société entre dans le groupe Prima Group, à savoir à la condition que le capital social de la Société soit détenu à 100% par Prima BioMed Ltd et que la Date d’Effet sera donc la date à laquelle la Société sera effectivement détenue par Prima BioMed Ltd.		It is agreed between the Parties that the present Amendment is concluded under the condition precedent that the Company is part of Prima Group, that is as from the date on which Prima BioMed Ltd actually holds 100% of the Company’s share capital and accordingly that the Date of Effect shall be the date on which the Company will be actually hold by Prima BioMed Ltd.

	Il est entendu entre les parties que pour toute question relative aux droits du Salarié, l’ancienneté prise en compte sera le 1er mai 2004.		It is agreed between the parties that for any question related to the Employee’s rights, the date of seniority taken into account shall be 1st May 2004.

1.2	Le Salarié bénéficiera du statut de Cadre, Niveau X, en vertu de la Convention Collective actuellement applicable à la Société, qui, à titre d’information, est actuellement la Convention Collective des Industries Pharmaceutiques («la Convention»).	1.2	The Employee will enjoy the status of Executive (“Cadre”), Position X, according to the Collective Bargaining Agreement currently applicable to the Company which for information purposes is for the Pharmaceutical Industry Collective Bargaining Agreement (“the CBA”).

2.	Fonctions	2.	Duties

2.1	A compter de la Date d’Effet, le Salarié aura le titre et assumera les responsabilités et les tâches incombant au Directeur Scientifique du groupe Prima. En tant que tel, le Salarié sera en charge notamment de :	2.1	As of the Date of Effect, as such, the Employee shall have the title and shall perform the responsibilities and duties of Chief Scientific Officer (“CSO”) of Prima BioMed Limited (“Prima”), the Employee will be notably in charge of:

	- réaliser des études et des recherches notamment dans le domaine de l’immunologie ;		- conducting studies and research particularly in the field of immunology;

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	- diriger les recherches scientifiques pour tous les produits du groupe Prima ;		- heading scientific research for all of Prima’s products and direct outsourced contract research, in particular any LAG-3 related products and the research in terms of new products ;

	- diriger tous les contrats de recherches avec des tiers, en particulier concernant tous les produits LAG-3, ainsi que toutes les recherches effectuées en vue de créer des nouveaux produits ou pour des nouveaux produits ;		- overseeing all analytical work (e.g. immune monitoring) and be part of all clinical development decisions ;

	- superviser tout le travail analytique (par exemple le suivi de la réponse immunitaire) ;		- representing the company also on road shows and scientific congresses and perform any other duties that are customarily commensurate with such position, as well as any additional duties and responsibilities as directed by PRIMA ;

	- participer à toutes les décisions liées au développement clinique ;		The Employee will be given such executive and administrative powers and authority as may be needed to carry out those duties.

	- représenter la Société également dans les salons professionnels et tout congrès scientifique ;		Employee’s responsibilities and duties shall be determined by and may be changed from time to time as deemed appropriate by the Chief Executive Officer (“CEO”).

	- prendre en charge toute autre charge liée à son poste et à ses responsabilités, ainsi que toute tâche ou responsabilité supplémentaire qui pourrait lui être assignée par Prima.		The Employee shall also have the title and perform the role of Managing Director of the Company .

La Société veillera à octroyer au Salarié l’ensemble des pouvoirs et autorisations administratives, ainsi que l’autorité nécessaire pour mener à bien ses fonctions.

Les responsabilités et les tâches incombant au Salarié seront déterminées et pourront évoluer au fur et à mesure du temps et modifiées ponctuellement par le Chief Executive Officer de Prima Group, si celui-ci l’estimait nécessaire et/ou approprié.

Il est entendu entre les parties que le Salarié cumulera ses fonctions salariales avec le statut de Directeur Général de la Société.

2.2	En dehors des fonctions ci-dessus mentionnées, le Salarié pourra être amené à effectuer d’autres travaux et missions demandées ponctuellement.	2.2	In addition to the duties mentioned above, the Employee may also be asked, on a one-off basis, to undertake other work or assignments.

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2.3	Ces fonctions seront exercées par le Salarié sous l’autorité et dans le cadre des instructions données par son supérieur hiérarchique [Marc Voight, Chief Executive Officer de Prima Group, , auquel il devra rendre compte régulièrement de son activité.	2.3	Those duties will be performed by the Employee under the instructions and authority of his superior Marc Voigt, Chief Executive Officer, to whom the Employee will report of his activities on a regular basis.

3.	Obligations	3.	Obligations

3.1	Le Salarié s’engage pendant la durée de son contrat de travail, à travailler exclusivement pour la Société ou toute société du groupe Prima Group et dédier tout son temps à la Société ou toute société du groupe Prima Group.	3.1	The Employee undertakes, for the duration of his employment contract, to work exclusively for the Company or any company of the Prima Group and to dedicate all his time to the Company or any company of Prima Group.

3.2	Pendant la durée de son Contrat de Travail, le Salarié s’interdit de s’intéresser, directement ou indirectement, de quelque manière ou à quelque titre que ce soit, à toute activité qui serait susceptible de concurrencer les activités de la Société ou de toutes Sociétés du groupe Prima Group.	3.2	During the term of his Employment Contract, the Employee undertakes not to take any interest, directly or indirectly, by whatever means or capacity, in any professional activity, even though it is not likely to compete with those of the Company or of any company of Prima Group.

3.3	Le Salarié s’engage pendant la durée de son Contrat de Travail à suivre toutes les instructions qui pourront lui être données par la Société et Prima Group et à se conformer aux règles internes de la Société et du groupe, y compris les politiques de Prima BioMed, dont le Share Trading Policy.	3.3	The Employee undertakes for the term of his Employment Contract to follow all instructions which may be given to him by the Company and Prima Group and to comply with the internal rules of the Company and of the Prima Group as well as to comply with all Prima BioMed employee policies including the Share Trading Policy.

3.4	Le Salarié s’engage d’une manière générale à prendre toutes les dispositions nécessaires pour mener à bien les tâches qui lui sont confiées.	3.4	The Employee undertakes generally to take all the necessary steps to ensure that he can carry out all tasks given to him.

3.5	En cas d’empêchement à remplir ses fonctions, quelle qu’en soit la cause, le Salarié s’engage à informer la Société dans les plus brefs délais.	3.5	Should he be prevented from fulfilling his duties, for whatever reason, the Employee undertakes to immediately inform his superior.

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4.	Rémunération	4.	Remuneration

	En contrepartie de ses services, le Salarié recevra un salaire annuel brut de 160.000 euros (cent soixante mille €) payable en douze mensualités égales, à savoir un salaire mensuel brut de 13.333,33 Euros pour la durée de travail prévue à l’article 5 ci-dessous.		In return for his services, the Employee will receive an annual salary of Euros 160,000 Euros gross payable over twelve equal monthly installments, that is to say a monthly salary of gross Euros 13,333.33, for the working time provided in the Article 5 below.

5.	Durée du travail	5.	Working Time

	Compte tenu de l’importance des obligations du Salarié, de son autonomie dans l’organisation de son emploi du temps, de son autorité lui permettant de prendre des décisions de façon largement indépendante et de sa rémunération qui se situe à l’un des échelons les plus élevés de l’échelle des salaires, le Salarié reconnaît qu’il a le statut de cadre dirigeant en vertu de l’article L.3111-2 du Code du travail.		In light of the importance of the Employee’s duties, his autonomy in the organisation of his timetable, his authority to take decisions on a largely autonomous basis and his remuneration which is on one of the highest levels of the pay scale, the Employee acknowledges that he has the status of top executive “cadre-dirigeant” under article L.3111-2 of the Employment Code.

	Le Salarié ne sera donc pas soumis à la règlementation sur la durée du travail.		The Employee will therefore not be subject to working time regulations.

6.	Lieu de travail	6.	Place of Work

6.1	Le Salarié exercera principalement ses fonctions au siège de la Société et/ou au sein des établissements secondaires de la Société ou dans les filiales ou sociétés associées de la Société ou dans les établissements de recherche publique, ainsi que dans toute société du groupe Prima Group.	6.1	The Employee will mainly carry out his duties at the Company’s headquarter, establishment and/or secondary schools in the Company or subsidiaries or associates of the Company or the locations of public research companies.

6.2	Il est entendu entre les Parties que le Salarié passera de façon régulière 3 jours par semaine dans les locaux du groupe Prima Group situées à Berlin et/ou à Leipzig. Il confirme qu’il s’engage à voyager et à résider en tous lieux et aussi souvent que cela sera nécessaire pour les besoins de la Société, soit de sa propre initiative, soit à la demande de la Société.	6.2	It is agreed between the Parties that the Employee will work 3 days per week within the premises of the Prima Group located in Berlin and/or in Leipzig on a regular basis. He confirms its commitment to travel and reside anywhere and as often as necessary for the purposes of the Company or on its own initiative or at the request of the Company.

6.3	D’un commun accord entre les parties, le lieu de travail ne constitue pas une condition essentielle du présent accord pour le Salarié. Par conséquent, le Salarié accepte que le lieu de travail soit modifié et déplacé en France en fonction des intérêts de la Société.	6.3	By common agreement between the parties, the place of work is not an essential term of this agreement for the Employee. Consequently, and in the light of the nature of his duties, the Employee accepts that the place of work may be modified and relocated in France depending on the Company’s operating interests.

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7.	Congés payés	7.	Paid Holidays

7.1	Le Salarié bénéficiera de 5 semaines de congés payés par an.	7.1	The Employee shall benefit from 5 weeks of paid leaves per year.

7.2	Le Salarié bénéficiera en outre, au cas par cas, des congés payés spécifiques institués dans la Convention, en plus des jours fériés officiels.	7.2	The Employee shall also have a right to specific paid holidays as set out by the Employment Code and by the CBA.

7.3	L’année de référence pour apprécier les droits à congé est la période comprise entre le 1er juin de l’année en cours et le 31 mai de l’année suivante.	7.3	The base year to calculate the holiday rights runs from 1 June of the present year to 31 May of the following year.

7.4	La date des congés sera arrêtée d’un commun accord entre le Salarié et son supérieur hiérarchique compte tenu des nécessités du service. Elles devront faire l’objet d’une autorisation écrite.	7.4	Holidays dates shall be decided upon by both the Employee and her superior, in the light of work needs. These dates shall be authorized in writing.

8.	Frais professionnels	8.	Professional expenses

	Les frais professionnels engagés par le Salarié dans l’exercice de ses fonctions lui seront remboursés, après autorisation écrite et sur présentation des justificatifs correspondants.	8.1	Professional expenses incurred by the Employee in the exercise of his duties shall be reimbursed subject to prior written authorization and upon presentation of the supporting documents.

		8.2

9.	Clause de non concurrence	9.	Non competition clause

9.1	Compte tenu de la nature de ses fonctions et des informations confidentielles ou des Secret d’Affaires dont il dispose, le Salarié s’interdit, directement ou indirectement, en cas de cessation du présent contrat, quelle qu’en soit la cause :	9.1	(a) Taking into account the nature of her duties and the confidential information or Trade Secrets at his disposal, the Employee is forbidden, whether directly or indirectly, in the event of the termination of this contract, for whatever reason:

	- de solliciter ou tenter de solliciter, soit pour son compte soit pour celui de toute autre personne, un client ou un prospect de la Société ou du Groupe,		- to entice or endeavour to entice away, whether for her own benefit or for that of any other, any client or prospect of the Company or the Group,

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	- d’exercer, à quelque titre et sous quelque forme que ce soit, une activité concurrente de celle de la Société et/ou de celles des Sociétés Affiliées à savoir qui aurait une approche technique identique ou similaire ou qui participerait à leur concurrence.		- to disclose to anyone or use for its own account or on behalf of any third party, any information constituting a Company Trade Secret.

	- de constituer une entité ou activité, d’acquérir des titres, des parts sociales ou actions de société qui serait en concurrence avec celle de la Société ou de ses Sociétés Affiliées, à l’exception de sociétés cotées dans la mesure où il détiendrait moins de 5% du capital social. .	(b)	The Employee is during the duration of the employment contract subject to a non-competition clause. He may not directly or indirectly, either independently, employed or otherwise, either on its own or on behalf of others work for a company that is in business competition with the Company and / or its subsidiaries (e.g. same or similar technological approach) or that supports such a competition.

	- De divulguer à quiconque ou d’utiliser pour son propre compte ou pour le compte de tout tiers, toute information constituant un Secret d’Affaires de la Société.	(c)	In the same way the Employee is also prohibited during the period of such a ban to set up businesses, to acquire or thereto participate directly or indirectly in such businesses which are in competition to the Company. Exempted from this prohibition are stakes in listed companies up to a level of 5.0% of the share capital.

9.2	Cette interdiction de concurrence est limitée à une durée de 12 mois, commençant au dernier jour de travail effectif, et couvre le territoire de l’Union Européenne.	9.2	This non-competition clause shall apply for 12 months, starting on the last effective day of work, and covers the territory of European Union.

9.3	Une indemnité de non-concurrence égale à 33% de la rémunération moyenne brute mensuelle de base versée au Salarié au cours des 12 mois précédant la notification de la rupture sera versée mensuellement au Salarié pendant toute la durée de l’interdiction.	9.3	A non-competition indemnity of 33% of the average monthly gross basic remuneration paid to the Employee within 12 months preceding the notification of the termination will be paid on a monthly basis to the Employee during all the non competition obligation.

9.4	La Société se réserve la faculté de libérer le Salarié de la clause de non concurrence. Dans ce cas, la Société devra en informer le Salarié dans la lettre de licenciement ou la rupture conventionnelle, le cas échéant, ou, en cas de démission du Salarié, dans les trois semaines suivant la notification de celle-ci. Conformément à la Convention, si la Société lève la clause de non-concurrence, l’indemnité de	9.4	The Company however keeps the right to release the Employee from this non-competition clause. In such a case, the Company will notify the Employee either in the dismissal letter or in the mutual termination agreement or, in case of resignation of the Employee, within 3 weeks as from the notification of such

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	non-concurrence définie au paragraphe 9.3. ci-dessus sera payée au Salarié pendant trois mois à compter de la fin du contrat de travail, à l’expiration du préavis. Le Salarié s’interdit de divulguer à quiconque ou d’utiliser pour son propre compte ou pour le compte de tout tiers, toute information constituant un Secret d’Affaires de la Société.		resignation. In accordance with the CBA, in case the Company waives the non-compete covenant, the non-competition indemnity defined in the paragraph 9.3 above shall be paid to the Employee only during a period of 3 months starting on termination date, at the end of the notice period. The Employee declares not disclose to anyone or to use for his own interest or for any third party’s interest any information that would be a Trade Secret of the Company.

9.5	Tout manquement du Salarié à l’interdiction mentionnée au présent article rendra ce dernier redevable de plein droit à l’égard de la Société d’une somme égale à la rémunération de ses 6 derniers mois de salaire, sans préjudice pour la Société de tout autre droit à réparation.	9.5	Any failure of the Employee to comply with the obligation hereby mentioned will allow the Company to an indemnity which amounts to the remuneration paid to the Employee during 6 months before the termination, without prejudice of any further action to claim damages.

9.6	Le Salarié reconnaît que son engagement est nécessaire afin de préserver les intérêts de la Société et que la présente clause ne l’empêchera nullement de retrouver un emploi.	9.6	The Employee acknowledges that his agreement is necessary in order to safeguard the Company’s interests and/or any company of the Group, and the Employee declares that his professional experience, education, skills and knowledge enable him to work in another activity than the Company’s.

9.7	Dans l’hypothèse où cette clause serait considérée comme trop étendue par une juridiction compétente, les parties conviennent qu’il sera alors fait application de la clause dans son étendue la plus large telle qu’autorisée par la loi et la Convention Collective.	9.7	Should the provisions of this article be considered too extensive by a competent jurisdiction, the parties agree that this clause shall be applied to its maximum extent as authorized by the current legislation and the Collective Bargaining Agreement.

10.	Non-sollicitation	10.	Non-Solicitation Covenant

	En cas de départ de la Société, quels qu’en soient la cause et l’auteur, le Salarié s’engage à ne pas faire appel et à n’engager directement, indirectement ou par personne interposée ou à inciter à quitter la Société, aucun personnel de la Société et ceci pour une durée de 12 mois, à compter de la date de première présentation de la lettre notifiant la rupture du Contrat de Travail.		In the event of departure from the Company, regardless of cause and party responsible, the Employee agrees not to solicit or hire directly, indirectly or through any third party, any personnel of the Company, during a term of twelve months, from the date the termination of the Contract is notified.

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	Dans le contexte de la phrase précédente, le terme «personnel de la Société» désigne les salariés et les stagiaires et tout personnel ayant travaillé pour la Société à quelque titre que ce soit au cours des six mois précédant la date des actions prohibées du Salarié telles que décrites au premier paragraphe du présent article.		In the light of the previous sentence, the words “personnel of the Company” refer to the employees and contractors, who have worked for the Company, in any capacity whatsoever, during the 6 months preceding the date of any of the prohibited actions above described.

	En cas d’infraction aux dispositions du présent article, le Salarié devra payer à la Société une indemnité égale au choix de la Société, soit à 12 fois le dernier salaire mensuel brut de la personne engagée, soit au préjudice subi par la Société.		Breach of this covenant shall make the Employee liable for the payment, chosen by the Company, of liquidated damages equal either to 12 times the amount of the latest gross salary allocated to the Employee hired, or to the prejudice actually suffered by the Company.

11.	Informations Confidentielles, Inventions, Brevets	11.	Confidential Information, Inventions and Patents

Informations Confidentielles		Confidential Information

11.1	Dans l’exercice de ses fonctions, le Salarié aura un accès ou sera en contact avec certaines informations appartenant à la Société et/ou confidentielles. La Société et le Salarié conviennent que la sauvegarde des droits de la Société sur les informations appartenant à la Société et/ou confidentielles, ou tous autres droits similaires ou en rapport avec ces informations, est d’une importance primordiale.	11.1	In the exercise of his functions, the Employee will be given access to or come into contact with certain proprietary and/or confidential information of the Company. The Company and the Employee agree that safeguarding the Company’s rights to proprietary and confidential information or any other similar or related rights is of vital importance.

11.2	Le Salarié s’engage, pendant toute la durée de son emploi et ultérieurement, à maintenir la plus stricte confidentialité sur les Informations Confidentielles de la Société (telles que définies à l’article 11.5 ci-après) créées par le Salarié ou auxquelles le Salarié a accès dans le cadre de son emploi, jusqu’à ce que les Informations Confidentielles tombent dans le domaine public en l’absence de violation de l’obligation de confidentialité de la part du Salarié ou de tout tiers. Le Salarié n’utilisera pas ou ne divulguera pas les Informations Confidentielles de la Société sans	11.2	At all times during and subsequent to his employment, the Employee agrees to keep in strictest confidence the Company’s Confidential Information (as defined in sub-clause 11.5 below) that is created by the Employee or to which the Employee has access during his employment, until such time as the Confidential Information becomes public without any infringement of the Employee’s or any third-party’s confidentiality obligation. The Employee will not use or disclose such Company Confidential Information without the prior written consent of the Company,

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	l’autorisation préalable écrite de la Société, à l’exception de ce qui est nécessaire dans le cadre de l’exercice de ses fonctions au sein de la Société. Le Salarié n’est pas tenu de traiter comme confidentielle toute information dont il était en possession ou avait connaissance avant qu’elle lui soit transmise par la Société ou qui serait devenue publique sans violation des obligations du Salarié prévues au présent article.			except as may be necessary in the ordinary course of performing the duties of the Company. The Employee shall not be required to treat as confidential any information that was in the Employee’s possession or was known to the Employee prior to receipt from the Company or becomes public knowledge without the Employee’s breach of his obligations under this sub-clause.

11.3	Le Salarié a le droit de divulguer toute Information Confidentielle de la Société dans la mesure où il est tenu de le faire par la loi ou par tout tribunal ou agence ou autorité de réglementation, à condition que : (i) à l’exception du cas où une loi ou un règlement l’interdit, le Salarié informe la Société immédiatement après avoir pris connaissance d’une telle demande, et (ii) le Salarié devra recourir à tout moyen raisonnable pour obtenir l’assurance qu’un traitement confidentiel sera accordé aux Informations Confidentielles.		11.3	The Employee is entitled to disclose any Company Confidential Information to the extent that the Employee is required to do so by law or by any court or regulatory agency or authority, provided that: (i) except to the extent prohibited by law or regulation from so doing, the Employee shall notify the Company as soon as possible upon becoming aware of any such requirement; and (ii) the Employee shall use all reasonable endeavours to obtain assurance that confidential treatment will be accorded to such Confidential Information.

11.4	En cas de résiliation du contrat de travail du Salarié avec la Société pour quelque raison que ce soit, le Salarié remettra immédiatement à la Société toutes les copies, sous quelque forme que soit, les Informations Confidentielles de la Société dont le Salarié a la possession, la détention ou le contrôle et il ne gardera aucune Information Confidentielle de la Société sur tout support lisible directement ou par l’intermédiaire d’une machine.		11.4	On termination of the Employee’s employment with the Company for any reason, the Employee will promptly surrender to the Company all copies in whatever form of the Company’s Confidential Information in the Employee’s possession, custody or control and will not retain any of the Company’s Confidential Information that is embodied in any readable or machine-readable form.

11.5	Les Informations Confidentielles de la Société comprennent les éléments suivants :		11.5	Confidential Information of the Company shall include the following:

	(A)	Toutes recherches en cours ou non, études et projets liés à l’activité de la Société, tout brevet, tout logiciel ainsi que ses différentes versions et la documentation y-afférant appartenant à la Société ;		(A)	Any research, whether pending or finalised, any studies or projects linked to the Company’s activity, and all versions of the Company’s proprietary patent or software and all related documentation;

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	(B)	tout autre logiciel, matériel informatique, documentation et information créés, développés, fabriqués ou distribués par la Société;		(B)	other software, hardware, documentation and information created, developed, produced or distributed by the Company;

	(C)	les méthodes et pratiques commerciales de la Société ;		(C)	the Company’s business methods and practices;

	(D)	les compilations de données ou informations concernant l’activité de la Société;		(D)	compilations of data or information concerning the Company’s business;

	(E)	les noms des fournisseurs et des clients de la Société et la nature des relations de la Société avec les fournisseurs ou les clients;		(E)	the names of the Company’s suppliers and customers and the nature of the Company’s relationships with these suppliers or customers;

	(F)	les informations commerciales et les conditions commerciales des clients de la Société;		(F)	the business information and requirements of the Company’s customers;

	(G)	les informations appartenant aux clients, les informations confidentielles, les secrets d’affaires communiqués à la Société par ses clients, fournisseurs, salariés, consultants, ou les partenaires commerciaux dans le cadre d’études, évaluations ou pour leur utilisation;		(G)	confidential, proprietary or trade secret information submitted to the Company by the Company’s customers, suppliers, employees, consultants, or co-ventures for study, evaluation or use;

	(H)	toute autre information généralement non connue du public (comprenant des informations sur les activités, l’état financier, le personnel et les produits ou services de la Société) qui est tenue confidentielle par la Société ou est considérée par la Société comme étant confidentielle,		(H)	any other information not generally known to the public (including information about the Company’s operations, finances, personnel, products or services) that is maintained as confidential by the Company or is otherwise considered by the Company to be confidential; and

	(I)	les listes téléphoniques ou toute autre information concernant les salariés.		(I)	employee phone lists or any records related to employee information.

11.6	Parmi les Informations Confidentielles auxquelles le Salarié est susceptible d’avoir accès à l’occasion de l’exécution de son contrat de travail, le Salarié peut être amené à avoir connaissance d’Informations Confidentielles constituant des secrets d’affaires de la Société (ci-après le(s)		11.6	Among the Confidential Information to which the Employee may have access during the execution of its employment agreement, the Employee may have knowledge of Confidential Information constituting of Company’ trade secrets (hereinafter “Trade Secret(s)”), such as

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	« Secret(s) d’Affaires »), tels que ceux définis par l’article L.151-1 du Code de commerce résultant de la proposition de loi n° 2139 enregistrée à la Présidence de l’Assemblée nationale le 16 juillet 2014. En Particulier, toute information connue du Salarié ou qui lui serait accessible à l’occasion de l’exécution de ses Fonctions listées à l’Article 2 ci-dessus, ainsi que toute information visée à l’article 11.6 ci-dessus, constitue, par son caractère non public ou par les mesures de protection de sa confidentialité, ou par sa nature scientifique, technique, stratégique, concurrentielle, ou par son intérêt commercial ou par tout autre élément lui conférant une valeur économique, une Information Confidentielle constituant un Secret d’Affaires de la Société.		those defined by Article L.151-1 of the French Commercial Code resulting from the draft law no. 2139 registered at the Presidency of the French National Assembly on 16 July 2014. In Particular, any information known by the Employee or which would be available within the performance of its functions listed in Section 2 above, and any information referred to in Article 11.6 above, is, by its non-public character or by the measures to protect its confidentiality, or by its scientific, technical, strategic, competitive nature, or his commercial interest or any other element conferring an economic value, a Confidential Information constituting a Company Trade Secret.

11.7	Le Salarié reconnaît que la divulgation ou l’utilisation pour son propre compte ou pour le compte de tout tiers d’Informations Confidentielles ou de Secrets d’Affaires, est de nature à porter préjudice aux intérêts de la Société. En conséquence, le Salarié reconnaît et accepte qu’en cas d’infraction au présent Article 11 pendant son contrat de travail, il pourrait, le cas échéant, faire l’objet de sanctions disciplinaires et s’exposerait, s’agissant des obligations de confidentialité relatives à des Secrets d’Affaires, à des poursuites civiles et pénales. Les présentes obligations de confidentialité survivront à la fin du présent contrat pour quelque cause que ce soit pour une durée de 5 (cinq) ans et leur violation expose le Salarié au paiement d’une indemnité égale au préjudice subi, nonobstant les procédures civiles, ou les poursuites pénales, qui seraient ouvertes à la Société au titre de la protection de ses Secrets d’Affaires.	11.7	The Employee acknowledges that the disclosure or the use for its own account or on behalf of any third party of Confidential Information or Trade Secrets is likely to prejudice the interests of the Company. Accordingly, the Employee acknowledges and agrees that in the event of breach of this Article 11 during his employment agreement, it could, if applicable, be sanctioned with disciplinary and would be exposed, with regard to the confidentiality obligations on the Trade Secrets, to civil and criminal prosecution. These confidentiality obligations will survive to the termination of this Agreement for any reason whatsoever for a period of 5 (five) years and their breach exposes the Employee to pay compensation equal to the loss suffered, notwithstanding the civil proceedings, or criminal prosecution, which would be open to the Company within the protection of its Trade Secrets.

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Propriété Intellectuelle		Intellectual Property

11.8	Pendant toute la durée de l’emploi du Salarié par la Société, le Salarié communiquera immédiatement par écrit à la Société tous les détails utiles sur les Œuvres (comme défini ci-après) créées, reçues, formalisées ou apprises dans ce cadre, seule ou avec d’autres, qui se rapportent à l’activité de la Société.	11.8	During the Employee’s employment with the Company, the Employee will promptly disclose in writing to the Company all relevant details on the Works (as defined below) generated, received or reduced to practice or learned by them, either alone or jointly with others, which relate to the business of the Company.

11.9	Œuvres désignent toutes inventions (brevetables ou non), innovations, améliorations, développements, méthodes, modèles, analyses, dessins, rapports, logiciels, codes source, informations confidentielles, marques, noms commerciaux, sites internet, noms de domaines, logos, slogans, savoir-faire, données techniques, secrets d’affaires, bases de données et toutes informations similaires ou en rapport avec les activités actuelles ou futures de la Société, la recherche et développement, ou des produits ou services existants ou futures conçus, développés, fabriqués, crées ou formalisés par le Salarié dans le cadre de son emploi au sein de la Société.	11.9	Works mean all inventions (whether or not patentable), innovations, improvements, developments, methods, designs, analysis, drawings, reports, software, source codes, confidential information, trade mark, trade name, internet site, domain name, logo, slogan, know-how, technical data, business secrets, databases and all similar or related information that relate to the Company’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed, made or reduced to practice by the Employee while employed by the Company.

11.10	Le Salarié s’engage à céder à la Société les droits de propriété intellectuelle et industrielle sur les œuvres, y compris sans que ce soit limitatif, tous les droits de brevet, droits d’auteur et les droits sur les bases de données ou d’autres droits ou formes de protection d’une nature similaire ou ayant un effet équivalent partout dans le monde et pour la durée de leur protection dans la mesure où ces droits ne sont pas automatiquement dévolus à la Société en application de la loi.	11.10	The Employee undertakes to assign to the Company the intellectual and industrial property rights in the Works, including but not limited to all patent rights, copyright and database rights or similar rights or forms of protection of a similar nature or having equivalent effect anywhere in the world and for the term of their protection to the extent that such rights do not devolve automatically upon the Company by operation of law.

11.11	Le Salarié reconnaît que, conformément à l’article L.113-9 du Code de la Propriété intellectuelle, tous les droits patrimoniaux relatifs aux programmes informatiques créés par lui, seul ou conjointement avec d’autres, au cours de l’exécution de son contrat de travail ou en vertu d’instructions de la Société seront automatiquement dévolus à la Société, sans qu’une cession expresse ne soit nécessaire et sans aucune autre gratification que le salaire du Salarié.	11.11	The Employee acknowledges that, pursuant to Article L.113-9 of the French Intellectual Property Code, all economic rights relating to software programmes created by him, alone or jointly with others, during the performance of his contract or pursuant to the Company’s instructions will automatically devolve upon the Company, with no requirement for an express assignment and with no other consideration than the Employee’s salary.

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11.12	Le Salarié reconnaît également que, conformément à l’article L. 611-7-1 du Code de la propriété intellectuelle, toutes les inventions créées ou développées par le Salarié, seul ou conjointement avec d’autres, soit dans l’accomplissement d’une mission inventive ou d’études et / ou de projets de recherche qui pourraient lui être expressément affectés, appartiennent à la Société. Une rémunération supplémentaire sera versée au Salarié pour cette invention. Cette rémunération sera déterminée en application des dispositions de la Convention Collective applicable.		11.12	The Employee further acknowledges that, pursuant to Article L. 611-7-1 of the French Intellectual Property Code, all inventions created or developed by the Employee, alone or jointly with others, in the accomplishment either of an inventive mission or studies and/or research projects that may be expressly assigned to him, belong to the Company. An additional remuneration shall be paid to the Employee in respect of such invention. Such remuneration will be determined in accordance with the provisions of the applicable CBA.

	Toutes les autres inventions appartiennent au Salarié, mais la Société est en droit d’exiger la cession ou le droit d’utiliser tout ou partie des droits attachés aux brevets qui entrent dans le champ d’application de l’article L. 611-7-2 du Code de la propriété intellectuelle français.			All other inventions belong to the Employee but the Company is entitled to require the assignment or the right to use all or part of the rights attached to the patents which fall within the scope of Article L. 611-7-2 of the French Intellectual Property Code.

11.13	Si les œuvres du Salarié sont protégées par le droit d’auteur, le Salarié reconnaît que, si un accord de cession est nécessaire pour que la Société soit reconnue comme propriétaire des droits patrimoniaux existant sur les œuvres, cet accord de cession sera conclu à titre exclusif et couvrira le droit de reproduction, représentation, traduction et adaptation des œuvres du Salarié, tels que décrits ci-après, pour le monde entier et pour la durée de la protection prévue par les lois et les conventions internationales :		11.13	If the Employee’s Works are protected by copyright (droit d’auteur), the Employee acknowledges that, where a specific assignment agreement is necessary for the Company to be acknowledged as the owner of the economic rights existing in the Works, this assignment agreement will cover the right of reproduction, representation, translation and adaptation of the Employee’s Work, as described below, for the entire world and for the duration of the protection as provided by applicable laws and international conventions:

	(A)	le droit de reproduire les œuvres du Salarié comprend, sans limitation, le droit exclusif de reproduire les œuvres, en tout ou en partie, sous quelque forme et par quelque moyen que ce soit, telles que l’impression, dessin, photographie, enregistrement mécanique, numérique ou électronique, sur tous les supports tels que papier, plastique, numérique, magnétique, analogique, électronique ou support informatique, sur toute forme de CD ou de DVD et sur tout moyen de télécommunications comme Internet;		(A)	the right to reproduce the employee’s Work includes, without limitation, the exclusive right to reproduce the Work, in whole or in part, under any form and by any means, such as printing, drawing, photography, mechanic, digital or electronic recording, on any media such as paper, plastic, digital, magnetic, analog, electronic or computer media, on any form of CDs or DVDs and on any telecommunications media such as Internet;

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(B)	le droit de représenter les œuvres du Salarié comprend, sans limitation, le droit de publier et de communiquer les œuvres au public, par tous les moyens existants ou à venir tels que les communications par diffusion publique, émission télévisuelle, Internet, intranet, télévision numérique terrestre, câble, satellite, radio ou téléchargement;	(B)	the right to represent the employee’s Work includes, without limitation, the right to publish and communicate the Work to the public, by any existing or future means of communications such as by public diffusion, television broadcasting, Internet, intranet, terrestrial digital television, cable, satellite, radio or downloading;

(C)	le droit de traduire les œuvres du Salarié comprend, sans limitation, le droit de traduire ou de faire traduire les œuvres, en tout ou en partie, dans n’importe quelle langue, et le droit de reproduire la traduction sur tout support et de la communiquer au public par tout moyen;	(C)	the right to translate the employee’s Work includes, without limitation, the right to translate the Work or have the Work translated, in whole or in part, in any language, and the right to reproduce the translation on any media and to communicate it to the public by any means;

(D)	le droit d’adapterr, modifier, traduire, transformer, mixer, assembler, monter, arranger, transcrire les œuvres du Salarié comprend, sans limitation, le droit de modifier ou de développer les œuvres ou de les adapter si nécessaire pour le transfert des œuvres sur un autre support.	(D)	the right to adapt the employee’s Work includes, without limitation, the right to modify, translate, transform, mix, assemble, edit, arrange, transcribeor develop the Work or to adapt it where this is necessary for the transfer of the Work onto another media.

(E)	le droit de distribuer, commercialiser, diffuser par tous moyens, auprès de tout public ;	(E)	the right to distribute, market, broadcast by any means, from at any public;

(F)	le droit de consentir à tout tiers tout contrat de reproduction ou d’édition, de diffusion, de commercialisation et toute licence, sous quelque forme, quelque support et quelque moyen que ce soient, tels que ci-avant visés, et toute cession à titre onéreux ou gratuit de tout ou partie des droits cédés.	(F)	The right to consent to any third party any contract of reproduction or publishing, distribution, marketing and any license in any form, any media and any means whatsoever, as described above, and any assignment f either against payment or free of charge of all or part of the rights assigned.

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		Un juste prix sera versé au Salarié en contrepartie de la cession de son droit d’auteur sur les œuvres.			A fair price will be paid to the Employee in consideration of the assignment of his copyright in his Works.

11.14	Le Salarié renonce à tout droit moral qu’il pourrait conserver sur ses œuvres.		11.14	The Employee waives any moral rights which he may retain in the Works.

11.15	Le Salarié garantit qu’il n’est pas l’auteur d’Œuvres créées avant son emploi au sein de la Société, susceptible de gêner l’exploitation pas la Société de ses propres Œuvres ou intérêts.		11.15	The Employee warrants that he is not at the origin of any Work created before his employment with the Company, which may conflict with the Company’s own works or interests.

11.16	En tant que de besoin, le Salarié cède à la Société, au fur et à mesure de la réalisation des Contributions et au fur et à mesure du versement des salaires mensuels visés à l’article 6, les droits de représentation, reproduction, adaptation, diffusion sur l’ensemble des Contributions susvisées pris ensemble ou isolément, ainsi que les droits d’exploitation dérivés de chaque élément des Contributions dans les termes des dispositions ci-après, les droits cédés comprenant :		11.16	As necessary, the Employee assigns to the Company, as the Contribution are created and as the payment of monthly salaries referred to in Article 6 are made, the right of representation, reproduction, adaptation, broadcast on all the above contributions taken together or separately, as well as related right of each element of the Contributions, including the following rights granted:

	(A)	à la demande de la Société, signer tous les documents et accomplir toute formalité que la Société pourrait, à son entière discrétion, juger nécessaires ou souhaitables pour acquérir pleinement la propriété des droits de propriété intellectuelle relatifs aux œuvres auxquels a droit la Société ou pour obtenir l’enregistrement ou tout autre type de protection des droits de propriété intellectuelle partout dans le monde; et		(A)	execute on demand such instruments and do all such things as the Company may, in its absolute discretion, consider to be necessary or desirable to enable it or its nominee to acquire the full benefit of and title to any intellectual property relating to the Works to which the Company is entitled and/or to secure any registration or like protection for any such intellectual property in any part of the world; and

	(B)	fournir son assistance à la demande de la Société ou de tout successeur en titre dans le cadre de tout litige ou de pré-contentieux relatif à tout droit de propriété intellectuelle ou tout autre droit ou enregistrement ou tout autre type de protection y-afférant.		(B)	give to the Company or any successor in title such assistance as it may require in connection with any dispute or threatened dispute relating to any intellectual property or any associated right or registration or other protection in respect of them.

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11.17	Le Salarié s’interdit pour la durée de son emploi par la Société et ultérieurement de remettre ou d’autoriser tout tiers à utiliser, copier ou dupliquer tout logiciel sous licence ou développés par la Société dont il a reçu une copie, soit directement ou indirectement, ou d’utiliser ces logiciels pour son propre compte. Le Salarié s’engage à rendre à la Société toutes copies de logiciel sous licence ou développés par la Société en sa possession immédiatement à la résiliation de son contrat de travail.	11.17	The Employee agrees that he will not at any time whether during or after the period of time in which he is employed by the Company deliver to or allow any third party to use, copy or duplicate any software licensed to or developed by the Company of which he receives a copy, or directly or indirectly, use any such software for his own account. The Employee agrees to return to the Company all copies of Company licensed or developed software in his possession immediately upon termination of his employment.

11.18	La rupture du présent contrat, pour quelque motif que ce soit, n’aura pas d’incidence sur la cession des droits afférents aux Contributions nées ou réalisées avant ladite rupture, la Société étant seule titulaire des droits patrimoniaux sur l’ensemble des Contributions (même inachevées) auxquelles aura participé le Salarié.	11.18	The termination of this Agreement for any reason whatsoever, will not affect the assignment of rights related to any Contributions born or made before that termination, the Company rights on all Contributions (even unfinished) which will be attended by the Employee.

Publications		Publications

11.19	Il est entendu entre les Parties que le Salarié devra solliciter l’accord écrit de la Société avant de rédiger, de participer à, d’effectuer, de signer ou de valider pour publication tout article relatif aux Œuvres, aux Contributions et plus généralement à toutes inventions, recherches, études et travaux auxquels il pourrait avoir accès dans le cadre de son Contrat de Travail.	11.19	It is agreed between the Parties that the Employee shall ask for the prior written consent of the Company before writing, participate in writing, sign or validate for publication any article related to the Works, the Contributions and more generally to any invention, research, studies or works he would have access to while performing his Employment Contract.

12.	Durée du contrat et rupture	12.	Duration of the contract and termination

12.1	Chacune des parties pourra mettre fin au contrat de travail et à cet Avenant, sous réserve de respecter les règles fixées à cet effet par la loi et la Convention et notamment un préavis réciproque de trois mois prévu par la Convention.	12.1	Each of the parties may terminate the employment contract and the present Amendment, subject to compliance with the law and the CBA and notably to a 3-month notice period as set forth in the CBA.

12.2	La partie qui n’observerait pas le préavis dû devra à l’autre partie une indemnité égale au salaire correspondant à la durée du préavis restant à courir.	12.2	The party which fails to comply with the notice period provisions shall be liable to pay the other an indemnity equal to the salary for the remainder of the notice period.

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13.	Restitution	13.	Restitution

	Le Salarié s’engage, à l’issue de son contrat, à restituer à la Société tous les documents, livres, disquettes, bandes magnétiques et autres supports papiers, matériels, cartes de crédit et autres biens de la Société, ou de toute société du Groupe, ou relatifs à ses activités, qui pourraient être en sa possession, en son pouvoir ou en son contrôle et ce, sans aucune formalité ni mise en demeure préalable.		The Employee undertakes, at the end of his employment contract, to return to the Company, all documents, books, disks, cassettes, and other related papers, materials, credit cards and other goods of the Company or any Group Company, or anything relating to his activities, which may be in his possession or power or under his control and he undertakes to do so without any prior formality or warning.

14.	Information – Protection des données	14.	Information – Data protection

	Le Salarié s’engage à informer la Société sans délai de tout changement qui interviendrait dans les situations qu’il a signalées à la Société lors de son engagement (adresse, situation de famille, etc.).		The Employee agrees to inform the Company promptly of any changes in the particulars he has reported to the Company upon hiring (address, family status, etc.).

	Le Salarié s’engage également à communiquer à la Société, à la demande de celle-ci et sans délai, tout document réclamé par la Société lors de son engagement (diplôme, reconstitution de carrière, etc.).		The Employee also agrees to provide to the Company, upon request and promptly, any document requested by the Company upon hiring (diploma, career history, etc.).

	Le Salarié accepte de communiquer à la Société toutes les données personnelles le concernant qui lui sont demandées par la Société (ce qui inclut la nationalité du Salarié et son appartenance syndicale si le Salarié vient à être délégué ou représentant syndical au sein de la Société) et qui sont nécessaires à l’exécution du présent contrat et à la gestion du personnel. Le Salarié accepte que les données précitées soient collectées et traitées par la Société à des fins de gestion du personnel, telles que la gestion de la paye, le contrôle d’accès aux locaux, des horaires et de la restauration, la réalisation de fichiers salariés etc. Le Salarié accepte également que ces données soient transmises à et traitées par l’une quelconque des sociétés		The Employee agrees to communicate to the Company all personal data relating to him, which are requested by the Company (including the citizenship of the Employee and his trade union membership if the Employee is a trade union delegate or representative within the Company) and will be necessary for performing the present contract and for managing employees. The Employee accepts that the said data be collected and processed by the Company for managing employees, including payroll management and control of access to the premises, working hours, catering, and keeping and maintaining employees records etc. The Employee also accepts that this data may be transferred to and processed by any company of Prima Group, including

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	appartenant au groupe Prima Group, y compris celles situées en dehors de l’Union Européenne, ou toute autre entité si le transfert de ces données se révèle nécessaire à l’exécution du présent contrat et à la gestion du dossier personnel du Salarié. Le Salarié est informé que toutes les données du type de celles contenues dans le présent Contrat, ses Annexes et ses avenants (ainsi que leurs mises à jour), doivent obligatoirement être traitées par la Société car elles sont nécessaires à l’exécution du Contrat et à la gestion du personnel.		companies located in countries outside the European Union or any entity if the transfer of data is necessary for carrying out the Contract and for managing employees. The Employee is informed that all the data of the type contained in this Contract, annexes and amendments thereto (as well as updates thereof) must be notified to the Company because they are necessary for the execution of this agreement and management of the personal file of the Employee.

	Le Salarié pourra exercer son droit d’accès et de rectification sur les données le concernant, comme le prévoit la loi n°78-17 du 6 janvier 1978, en contactant le département Ressources Humaines de la Société. Au titre du droit d’accès, le Salarié pourra demander copie de toute donnée personnelle le concernant, ainsi que des informations relatives au traitement des données personnelles et aux tiers auxquels lesdites données peuvent être communiquées. Par ailleurs, le Salarié pourra s’opposer pour des raisons légitimes au traitement des données personnelles le concernant en contactant le département Ressources Humaines de la Société.		The Employee shall have the right of access to and rectification of this data, pursuant to the law n° 78-17 of 6 January 1978, by contacting the Human Resources Department of the Company. The right of access entitles the Employee to request copies of all personal data of which the Employee is a data subject, information regarding the processing of personal data and the third parties to whom data may be disclosed. In addition, the Employee may oppose for legitimate reasons to the processing of personal data related to him.

15.	Divers	15.	Miscellaneous

15.1	A partir de la date de la signature du présent Avenant, celui-ci remplace tout contrat, engagement ou lettre d’offre entre le Salarié et la Société ou le Groupe.	15.1	From the date of this Amendment, the latter shall replace all other contracts, engagements or offer letters between the Employee and the Company or the Group.

15.2	Le présent Avenant est soumis au droit français.	15.2	This Amendment is subject to French law.

15.3	Les dispositions du présent Avenant sont séparables et par conséquent toute nullité de l’une ou plusieurs d’entre elles prononcée par un tribunal compétent, ne s’étend pas aux autres.	15.3	The provisions of this Amendment are severable and consequently, if one or more provision is held to be invalid by any court of competent jurisdiction, such invalidity shall not affect the remaining provisions of this contract.

15.4	Tout différend concernant l’exécution ou la rupture du contrat de travail et/ou de cet Avenant sera soumis à la juridiction française compétente.	15.4	All disputes concerning the execution or termination of the employment contract and of this Amendment will be submitted to the competent jurisdiction of French courts.

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15.5	La version de cet Avenant faisant foi est la version française.	15.5	The binding version of this Amendment is the French one.

15.6	Le présent Avenant est fait en deux exemplaires, dont l’un devra être retourné signé par le Salarié à la Société dans les plus brefs délais.	15.6	This Amendment is made in two copies, one of which shall be signed by the Employee and returned to the Company as soon as possible.

Fait à Versailles En double exemplaire, Le 01/10/2014 *	Signed in Versailles In duplicate, On October 1st, 2014 *

/s/ John B. Hawken	/s/ John B. Hawken
IMMUTEP Représentée par Mr John B. Hawken *	IMMUTEP Represented by Mr John B. Hawken *

/s/ Frédéric Triebel	/s/ Frédéric Triebel
Monsieur Frédéric TRIEBEL	Mr Frédéric TRIEBEL

* « Lu et approuvé, Bon pour accord »	* “Lu et approuvé, Bon pour accord »